UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
 FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instructions 1(b).

 1. Name and Address of Reporting Person
    STEPHEN WILSON
    666 ELLIS COURT
    SEBASTOPOL, CA 95412 USA

2. Issuer Name and Ticker or Trading Symbol
    ORIGINAL SIXTEEN TO ONE MINE, INC.
                OSTO

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year:
   SEPTEMBER 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship Of Reporting person (s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( )
    Officer (give title below)
             N/A
 ( ) Other Title: 7. Individual or Joint/Group Filing (Check Applicable Line)
 (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person


_____________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
______________________________________________________________________________
1.Title of   2.Transaction   3.Transaction   4.Securities Acquired (A)   5. Amount of   6.Ownership   7. Nature of
_ Security      Date           Code           or Disposed of (D)           Securities     Form:          In-direct
                                                                           Beneficially   Direct (D)     Beneficial
              Month/Day                                                     Owned at End     or           Ownership
              Year             Code   V        Amount (A) or (D)  price       Of Month      Indirect
common stock  09/19/2002        p               7,600  (D)        $ 0.37      72,600          (D)           N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) Not Applicable


SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has
duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ORIGINAL SIXTEEN TO ONE MINE, INC. (Registrant)
___________________________________
 Stephen Wilson Director
Dated: October 2, 2002